***CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT (INDICATED BY ASTERISKS) HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER 17 C.F.R. SECTIONS 200.80(b)(4) AND 240.24b-2.

Exhibit 10.85

EXECUTION COPY

VIDAS TERMINATION AGREEMENT

     THIS VIDAS TERMINATION AGREEMENT (this “Agreement”) is made this 30th day of September, 2004, by and between Gen-Probe Incorporated, a Delaware corporation (“GP”), and bioMérieux, Inc., a Missouri corporation (“BMX”) (each a “Party” and collectively the “Parties”).

     WHEREAS, GP and BMX previously have entered into a VIDAS License, Development and Cooperation Agreement dated as of May 2, 1997 (as amended to date, the “1997 VIDAS Agreement”) pursuant to which the Parties, among other things, established a joint research and development collaboration for the development of certain nucleic acid probe assays to be processed and interpreted upon BMX’s VIDAS instrumentation; and

     WHEREAS, as of August 4, 2000, the Parties entered into an Amended and Restated VIDAS License, Development and Cooperation Agreement (as amended to date, the “2000 VIDAS Agreement” and, together with the 1997 VIDAS Agreement, the “VIDAS Agreements”) in order to bring to a conclusion the collaboration under the 1997 VIDAS Agreement; and

     WHEREAS, the Parties now wish to terminate the VIDAS Agreements on the terms and conditions set forth herein;

     NOW THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. Termination of VIDAS Agreements.

A.	Termination. The VIDAS Agreements are hereby terminated in their entirety effective as of the date hereof (the “Termination Date”). Subject to Section 3 below, from and after the Termination Date, neither Party shall have any rights, obligations or duties to each other under the VIDAS Agreements.

B.	Effect of Termination. Effective as of the Termination Date, all license rights granted to BMX under the 2000 VIDAS Agreement will terminate and BMX will cease all uses and applications of the GP Technology (as defined in the 2000 VIDAS Agreement) and any and all data, Know-How (as defined in the 2000 VIDAS Agreement) and/or other information of GP transferred to BMX in connection with the Development Transition under Article 6 of the 2000 VIDAS Agreement, including, without limitation, the development, marketing, manufacture, distribution or sale of the VIDAS Products (as defined in the 2000 VIDAS Agreement) or any other products incorporating or based on any GP Technology and/or any of such aforementioned data, Know-How and/or information. Effective as of the Termination Date, all license rights granted to GP under the 2000 VIDAS Agreement shall terminate and GP shall cease all uses and applications of the BMX Technology (as defined in the 2000 VIDAS Agreement).

C.	Waiver of Damages. Neither Party shall be entitled to receive or claim compensation or indemnification for damages or losses of any kind arising out of or relating to the termination of the VIDAS Agreements being effected hereby, including, without limitation, claims based on loss of present or prospective sales, investments, compensation or goodwill, all of which are hereby irrevocably waived.

2. Termination Payments. Simultaneous with the execution of this Agreement, BMX shall pay to GP the amounts set forth below. The Parties acknowledge and agree that such payments constitute the only amounts due and payable by BMX to GP, or by GP to BMX, under the terms of the VIDAS Agreements. All such payments shall be made by wire transfer of immediately available funds to GP’s bank account at Wells Fargo Bank, 401 B Street, San Diego, CA 92122 (Account Name: Gen-Probe; Account No. [...***...]; Routing No. [...***...]).

A.	Defense Costs Obligations. BMX shall pay the amount of $[...***...] to GP, representing the final amounts payable by BMX under Section 7.10 of the 2000 VIDAS Agreement in connection with BMX’s obligation to reimburse GP for a portion of GP’s defense costs in the lawsuit entitled Enzo Biochem, Inc. v. Gen-Probe Incorporated (No. 99 Civ. 4548 (AKH) (United States District Court for the Southern District of New York)).

B.	Minimum Annual Royalties. BMX shall pay the amount of $1,000,000 to GP, representing the final amounts payable by BMX under Section 4.2 of the 2000 VIDAS Agreement in connection with BMX’s obligation to pay certain minimum annual royalties for the 2004 calendar year.

C.	Clinical Trial Costs. BMX shall pay the amount of $[...***...] to GP, representing the final amounts payable by BMX in connection with BMX’s obligation under the VIDAS 2000 Agreements to reimburse GP for certain Clinical Trial Costs (as defined in the 2000 VIDAS Agreement) for the VIDAS Probe [...***...] products.

D.	Key Biochemical Components. BMX shall pay the amount of $[...***...] to GP, representing the final amounts payable by BMX to GP in connection with BMX’s obligation to reimburse GP’s unavoidable costs incurred in connection with certain outstanding purchase orders for KBCs (as defined in the 2000 VIDAS Agreement).

3. Survival.

A.	Surviving Agreements. Notwithstanding anything to the contrary in the foregoing, the termination of the VIDAS Agreements shall not terminate, amend or otherwise affect any agreements other than the VIDAS Agreements between BMX and GP, including, without limitation, the ANAIS License, Development and Cooperation Agreement dated as of May 2, 1997 between bioMérieux, Inc. and Gen-Probe Incorporated, as amended to date, the Invention Classification

***Confidential Treatment Requested

Agreement dated as of August 4, 2000 between GP and BMX (as amended to date, the “Classification Agreement”) and all other agreements between the Parties, nor any agreements between GP and any affiliate(s) of BMX (collectively, the “Surviving Agreements”), all of which shall survive the termination of the VIDAS Agreements and shall remain in full force and effect in accordance with their respective terms and conditions. With respect to the Classification Agreement, each Party hereby confirms to the other that, since the date of the Classification Agreement, it has not conceived, invented, discovered or reduced to practice any invention or other intellectual property that is subject to classification under the terms of such Classification Agreement.

B.	2000 VIDAS Agreement – Surviving Provisions. Without limiting the foregoing, the provisions of the 2000 VIDAS Agreement which, by their terms, are stated to survive termination of such agreement shall survive to the extent provided in Section 13.4 of the 2000 VIDAS Agreement, provided that the indemnification obligations contained in Section 11.3 of the 2000 VIDAS Agreement shall not survive with respect to any matter that is included within the scope of the mutual releases contained in Section 4 of this Agreement. With respect to Section 7.3 of the 2000 VIDAS Agreement, Schedule A identifies all Derivative Inventions (as defined in the 2000 VIDAS Agreement) that either Party claims to have conceived, invented, discovered or reduced to practice as of the Termination Date, it being acknowledged and agreed that the Parties shall cease to have the right to make Derivative Inventions as of the Termination Date. For the avoidance of doubt, the claims of either Party to Derivative Inventions set forth in Schedule A shall not be binding on the other Party or its Affiliates.

4. Mutual Releases. In consideration of the promises and agreements set forth herein, the sufficiency and receipt of all such consideration being hereby acknowledged, upon execution of this Agreement, each Party and all of its respective directors, officers, affiliates, subsidiaries, parent companies, controlling entities, stockholders, partners, joint ventures, employees, successors, attorneys, agents, assigns, legal representatives and other representatives (collectively, the “Releasors”), hereby release, relieve and forever discharge the other Party, and its directors, officers, affiliates, subsidiaries, parent companies, controlling entities, stockholders, partners, joint ventures, employees, successors, attorneys, agents, assigns, legal representatives, other representatives and others acting in association with them (collectively the “Releasees”), in each case whether past, present or future, from any and all manner of claims, demands, obligations, injunctions, actions, causes of action, suits, rights, damages, expenses, requests for statutory or common law sanctions, or potential requests for compensation or payment of any nature whatsoever, in each case to the extent arising under or in connection with the VIDAS Agreements (each, a “Claim”), whether known or unknown, in law or in equity, which it now has, has had or may in the future have against any Releasee, by reason of any matter, act or action, omission, cause, happening or thing whatsoever that occurred, arose, or began prior to and including the date of this Agreement, against any of the Releasees. Notwithstanding the preceding sentence, nothing contained herein shall release, relieve or discharge any Claim of any Releasor arising under or in connection with (a) the Releasor’s ownership claim, right, title or interest in or to any patents, inventions, Derivative Inventions (including, without limitation, any Derivative Inventions claimed on Schedule A hereto), trade secrets, proprietary information,

Confidential Information (as defined in the VIDAS Agreements) or other intellectual property, (b) the obligations of the Parties under this Agreement and (c) the obligations of the Parties under the Surviving Agreements. Neither Party shall take any actions or assert any claims which are inconsistent with the mutual releases contained in this Section 4.

5. Representations and Warranties. Each Party hereby makes the following representations and warranties to the other Party:

A.	Legal Right. Each Party has all requisite power, authority and legal right to enter into this Agreement and to perform its obligations hereunder.

B.	Authorization. The execution, delivery and performance of this Agreement (a) have been duly authorized by all necessary corporate or other actions by such Party and (b) do not contravene, conflict with or result in a breach of any permit, authorization or license, any charter or any other organizational document or any law, regulation, judgment, order, agreement or legal or contractual obligations or restriction which is binding on or otherwise affecting such Party.

C.	Validity of Agreement. This Agreement has been duly executed and delivered by such Party and, assuming due and valid authorization, execution and delivery thereof by the other Party, this Agreement constitutes the valid and binding obligations of the first Party enforceable against such Party in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

D.	No Encumbrances. Each Party is the legal and beneficial owner of any Claims it is releasing pursuant to Section 4 above and such Claims have not been assigned, transferred, pledged or otherwise encumbered.

6. Miscellaneous. The “General Provisions” set forth in Articles 15 and 16 of the 2000 VIDAS Agreement shall apply, mutatis mutandis, to this Agreement.

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     IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as a sealed instrument effective as of the date first above written.

GEN-PROBE INCORPORATED

By:	/s/ Henry. L. Nordhoff

Henry L. Nordhoff
Chief Executive Officer and Chairman

BIOMÉRIEUX, INC.

By:	/s/ Eric Bouvier

Eric Bouvier
President and Chief Executive Officer

Schedule A

List of Derivative Inventions Claimed

DERIVATIVE INVENTIONS CLAIMED BY BIOMERIEUX, INC.

Invention
	Disclosure/	Priority	Invention
No.	App. Date	Date	Disclosure	Title	Project	BMX Project Comments	Comment s
1	[...***...]	[...***...]	[...***...]	[...***...]	Vidas	[...***...]	[...***...]
	[...***...]		[...***...]
2	[...***...]	[...***...]	[...***...]	[...***...]	Vidas	[...***...]	[...***...]
	[...***...]		[...***...]

***Confidential Treatment Requested